Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3/A (No. 333-159375) of our report dated March 15, 2009, which expressed an unqualified opinion on the consolidated financial statements of China Information Security Technology, Inc. and subsidiaries, and our report dated March 15, 2009 which expressed an adverse opinion on the internal control over financial reporting of China Information Security Technology, Inc. and subsidiaries as of December 31, 2008; which reports appear in the annual report on Form 10-K of China Information Security Technology, Inc. for the year ended December 31, 2008, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ GHP Horwath, P.C.
Denver, Colorado

August 10, 2009